For Immediate Release
May 23, 2000

               MEDIX RESOURCES REPORTS 2000 FIRST QUARTER RESULTS
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Denver, CO -- Today Medix Resources, Inc. [AMEX:MXR], announced the Company's financial results for the first quarter of 2000.

Revenues from continuing operations for the first quarter of 2000 increased to $64,000 as compared with $0 for the first quarter of 1999. The Company reported a 2000 first quarter net loss of $331,000 and a net loss applicable to common shareholders of $0.01 per common share, compared with a net loss of $595,000 and a net loss applicable to common stockholders of $0.03 per common share for the 1999 first quarter.

The Company's wholly owned subsidiary, Cymedix Lynx Corporation, currently provides all of its revenues. Cymedix first recorded revenue in November 1999 from pilot program fees. Selling, general, and administrative expenses increased approximately $550,000 or 144% from $382,000 for the three months ended March 28, 1999, to $932,000 for the three months ended March 31, 2000, due to increased marketing activities for the Cymedix software products. Interest expense decreased approximately 13% from $23,000 for the three months ended March 28, 1999 to $20,000 for the three months ended March 31, 2000, due to the pay-down of a credit line in connection with the sale of the Company's staffing business.

The final disposition of the Company's legacy staffing business occurred in February 2000. These remaining assets were sold for $1,000,000. The purchase price was paid with $500,000 in cash at closing and the Company receiving a $500,000 subordinated note receivable. The note provides for interest at prime plus 1% and is due in May of 2001. This sale was the final step of a plan approved by the board of directors in December 1999 for the Company to divest itself of the staffing businesses and focus its efforts on its Internet communication software products for the healthcare industry.

The Company had $2,057,000 in cash as of March 31, 2000, with net working capital of $2,339,000. During the first quarter, net cash used in operating activities was $1,129,000 and additional paid in capital of $2,140,000 was raised from the exercise of options and warrants.

In March 2000, the Company acquired the assets and assumed certain liabilities of Automated Design Concepts, Inc., an entity owned by a director of the Company. To pay for the acquisition, the Company issued 60,400 shares of common stock valued at $374,000 and paid $100,000 in cash.

Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

Contacts:      General and Press Inquiries      Investor Inquiries
               ---------------------------      ------------------
               Michael Knepper                  Josh Golomb
               212/697-7207                     SmallCaps Online Communications
                                                212/554-4158